Exhibit 10.27

Summary of Compensation of the Directors of Generex Biotechnology Corporation

It is our policy to compensate members of our Board of Directors as follows:

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Directors who are not officers or employees of Generex receive cash compensation of $10,000 each fiscal quarter and are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

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At the discretion of the full Board of Directors, directors who are not officers or employees of Generex may receive stock options to purchase shares of our common stock or shares of restricted stock each fiscal year. The number and terms of such options or shares is within the discretion of the full Board of Directors.

•	Directors who are officers or employees of Generex do not receive separate consideration for their service on the Board of Directors.